Exhibit 10(c)

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

Between

Bemis Company, Inc.

And

Pechiney Plastic Packaging, Inc.

Dated as of July 5, 2009

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of July 5, 2009, between Bemis Company, Inc., a Missouri corporation (the “Company”), and Pechiney Plastic Packaging, Inc., a Delaware corporation (the “Investor”) (each a “Party” and together the “Parties”).

WHEREAS, on or about the date of this Agreement, the Company and the Investor (inter alia) have entered into that certain Sale and Purchase Agreement, dated July 5, 2009 (the “Transaction Agreement”);

WHEREAS, pursuant to the Transaction Agreement, the Investor has agreed or will agree, among other things, to transfer the PPPI Sale Business (as defined below) to the Company, on the terms and subject to the conditions set forth therein and in this Agreement;

WHEREAS, pursuant to the Transaction Agreement, the Investor has agreed, if requested by the Company, that the Company may satisfy in part the consideration payable to the Investor in respect of the PPPI Sale Business by issuing to the Investor shares of the common stock, par value $0.10 per share (“Common Stock”), of the Company with a value of up to $200 million, such shares representing no more than 19.9% of the issued and outstanding Common Stock immediately prior to such issuance, on the terms and subject to the conditions set forth therein and in this Agreement; and

WHEREAS, concurrently with Closing, the Company will enter into a registration rights agreement with the Investor (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Investor hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.      Certain Defined Terms.  For purposes of this Agreement:

“Action” means any litigation, action, suit, demand, complaint, charge, binding arbitration or other legal, administrative or judicial proceeding.

“Affiliate” means, in relation to any person, any other person Controlling, Controlled by or under common Control with that person.

“Assets” means the assets and properties of the Company and its Subsidiaries.

“beneficial ownership,” “beneficially owned” or “own beneficially” shall have the meaning set forth in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i)) under the Exchange Act.

“Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus (including change in control or other transaction bonus), stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, pension, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, arrangements or understandings, (a) to which the Company is a party, (b) with respect to which the Company has any obligation or (c) which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company.

“Business Day” means a day when banks are generally open for business in the State of New York and the City of London.

“Closing Date” has the meaning ascribed to such term in the Transaction Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain letter agreement, dated as of June 11, 2008, among the Company, Rio Tinto plc, Rio Tinto Alcan Inc. and Amcor Limited.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Director” means a member of the Board of Directors of the Company.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law affecting creditor’s rights generally and principles governing the availability of equitable remedies.

“Environmental Laws” means any and all Laws as in effect at Closing applicable to the Company which regulate the storage, treatment, release, disposal, emission or discharge of Hazardous Matter and remedies with respect to Harm from Hazardous Matter, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Resource Compensation and Recovery Act of

1976, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and similar Laws in any other jurisdiction in which the Company conducts business.

“Equity Commitment” means US$200,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles and practices of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants otherwise specified, as in effect on the date hereof or, with respect to any financial statements, as in effect on the date of the relevant financial statement.

“Governmental Authority” means any governmental authority or governmental agency with power to issue legally binding orders or directions or to enact or promulgate primary or secondary legislation.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means any substance, material, liquid, solid, gas or other matter of whatsoever nature, which is an actual or likely cause of or is otherwise capable of causing harm or damage to, or other interference with, the environment, is listed, defined, designated or classified as hazardous, radioactive, toxic, a pollutant, a contaminant, or otherwise regulated, under any Environmental Laws or any applicable Laws concerning health and safety matters, including petroleum, oil and all derivatives thereof or synthetic substitutes thereof and asbestos or asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indemnified Party” means an Investor Indemnified Party pursuant to Section 7.02 or a Company Indemnified Party, pursuant to Section 7.03, as the case may be.

“Indemnifying Party” means the Company pursuant to Section 7.02 or the Investor pursuant to Section 7.03, as the case may be.

“Intellectual Property” means all rights in and in relation to: patents, trade marks, service marks, domain names, design rights, copyright, inventions, trade secrets, research and development, confidential know-how and other intellectual property which, in each case, is protected by law (whether statutory or otherwise).

“Law” means any , national, federal, state, provincial, regional, local, municipal or other law, treaty, constitution, statute, executive order, injunction, judgment or decree and any primary or secondary legislation enacted or promulgated by a Governmental Authority acting within its powers, including any rules and regulations promulgated by any such Governmental Authority.

“Longstop Date” has the meaning ascribed to such term in the Transaction Agreement (as the same may be extended).

“Material Adverse Effect” means a material adverse effect on (i) the financial position or business of the Company and its Subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement or the rights or remedies of the Investor hereunder; provided that Material Adverse Effect shall not include any change resulting solely from the entry into or announcement of the Transaction Agreement or the announcement or consummation of any of the transactions contemplated thereby.

“Material Contracts” means any contract or other arrangement to which the Company or any of its Subsidiaries is a party (other than this Agreement) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X issued by the SEC.

“Own or Control” shall mean (a) ownership of record, (b) beneficial ownership or (c) the power to direct, by agreement, agency or in any other manner, the voting of shares of Common Stock.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“PPPI Sale Business” has the meaning ascribed to such term in the Transaction Agreement.

“Rights Agreement” means the Rights Agreement, dated as of July 29, 1999, between the Company and Wells Fargo Bank, National Association (formerly known as Wells Fargo Bank Minnesota, National Association, itself formerly Norwest Bank Minnesota, National Association).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Solvent” means, with respect to a Person on a particular date, that on such date: (a) (i) the present fair market value and present fair saleable value of such Person’s assets exceeds (A) the amount of all its debts and liabilities (including contingent, subordinated, unmatured, unliquidated and other liabilities) and (B) the amount required to pay such Person’s liabilities on all its debts and liabilities (including contingent, subordinated, unmatured, unliquidated and other liabilities) as they become absolute and matured; (ii) such Person is able to realize upon its assets and pay its debts and other liabilities (including contingent, subordinated, unmatured, unliquidated and other liabilities), as they become absolute and matured; (iii) such Person is not incurring, and does not propose or intend to, and does not believe that it will, incur, debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such Person is not engaged, and does not propose or intend to engage, in any business or transaction for which its property would constitute unreasonably small capital; (v) such Person is not a defendant in any civil action that would result in a judgment that it is or would become unable to satisfy; (vi) such Person is not insolvent or undercapitalized for purposes of any bankruptcy or insolvency Law applicable to such Person; and (vii) such Person has not admitted in writing its inability to pay its debts as they fall due or any of the foregoing; and (b) such Person has not (i) made a general assignment for the benefit of creditors or an offer of settlement, extension or composition to its creditors generally, (ii) filed any voluntary petition in bankruptcy, suffered the filing of any involuntary petition in bankruptcy by its creditors, filed or suffered the filing of an insolvency or reorganization petition, otherwise instituted any insolvency proceedings or sought any relief under any laws relating to the relief from debts or the protection of debtors generally, (iii) suffered the appointment of a custodian, receiver, administrator, trustee or similar officer, or a secured party, to take possession or control of, or the attachment or other judicial seizure of, any or all of its assets or revenues; or (iv) taken any other actions, and no other actions or steps have been taken or legal proceedings been started or threatened against such Person, for its winding-up, dissolution, administration or reorganization or for the appointment of a custodian, receiver, administrator, liquidator, trustee or similar officer of it or of any or all of its assets or revenues.  For purposes of this definition (A) “present fair market value”, “present fair saleable value” and “liabilities” (including liabilities contingent or otherwise) have the meanings assigned to such terms under applicable federal and state Laws governing determination of the insolvency of debtors, (B) “debt” means liability on a “claim”, and (C) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stock Incentive Plans” means the Bemis Company, Inc. 1994 Stock Incentive Plan, amended and restated as of August 4, 1999, the Bemis Company, Inc. 2001 Stock Incentive Plan, amended and restated as of January 1, 2008, the Bemis Company, Inc. 2007 Stock Incentive Plan, amended and restated as of January 1, 2008, and the Bemis Investment Incentive Plan, amended and restated as of January 1, 2006.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Tax Returns” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, levies, duties, imposts, charges and withholdings having the character of taxation, whether of the United States or elsewhere, imposed by any national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality, including taxes on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added, real property, environmental (including taxes imposed under Section 59A of the Code), withholding and personal property and social security and all other employment related taxes, together with all penalties, charges, additions to tax and interest relating to any of them, regardless of whether the liability arises as a result of membership of a consolidated, combined, unitary or other group, by contractual obligation or otherwise.

“Transaction Agreement” has the meaning set forth in the Recitals of this Agreement.

SECTION 1.02.                Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)         when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)        the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                          whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                         the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                          all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)                         any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)                         references to a Person are also to its successors and permitted assigns;

(i)                             the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(j)                             any statement in this Agreement qualified by the expression so far as the Company is aware or to the best of the Company’s knowledge or any similar expression shall be deemed to be made on the basis of the knowledge, as at the date of this Agreement or the Closing Date, as the case may be, of the “named executive officers” (as defined in the Company’s proxy statement for its annual meeting of shareholders held on May 7, 2009, as filed with the SEC), such knowledge being their actual knowledge and the knowledge they should have, having made due and careful enquiry of the relevant subject matter;

(k)                          References to any indemnity or covenant to pay (the “Payment Obligation”) being given on an after-tax basis means that in calculating the amount payable pursuant to such indemnity or covenant to pay (the “Payment”) if such amount (or any part thereof) is chargeable to any tax (or would be so chargeable but for any relief available against the amount otherwise so chargeable (where relief includes any losses, credits, deductions, rebates or other reliefs available to the payee or any of its Affiliates, as the case maybe)), the amount so payable shall be increased so as to ensure that, after taking into account the tax chargeable (or which would be chargeable) on such amount (including any increased or additional amount) and any tax credit, repayment or other tax benefit which is available to the indemnified party or person entitled to receive the Payment (in either case the “Recipient”) solely as a result of the matter giving rise to the Payment Obligation or as a result of receiving the Payment (which tax and tax credit, repayment or other tax benefit is to be determined by the Recipient acting in good faith and is to be certified as such to the party making the Payment), the Recipient is in the same position as it would have been in if the matter giving rise to the Payment Obligation had not occurred, provided that if a Recipient receives a payment which has been increased to take account of any tax chargeable or which would have been chargeable and the Recipient subsequently receives and retains a tax credit, repayment or other tax benefit arising solely as a result of the matter giving rise to the Payment Obligation or receipt of the Payment, the Recipient shall repay such amount (if any) as will leave it in the same position as it would have been in had the matter giving rise to the Payment Obligation not occurred; and

(l)                             all terms used herein but not otherwise defined shall have the meanings set forth in the Transaction Agreement.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.                 Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, contemporaneously with the Closing as defined in the Transaction Agreement, the Company shall issue, sell and deliver to the Investor, and the Investor shall accept and acquire from the Company, a number of shares of Common Stock determined in accordance with Section 2.02 (such shares of Common Stock purchased pursuant to this Agreement, the “Shares”) as satisfaction in part of the consideration payable to the Investor in respect of the PPPI Sale Business in accordance with the Transaction Agreement.

SECTION 2.02.                 Issuance Amount.

(a)                                  Number of Shares.  The number of shares of Common Stock to be issued pursuant to Section 2.01 shall be a number equal to the Share Consideration divided by the Price Per Share, each as defined below.

(b)                                 Share Consideration.  The consideration for the Shares (the “Share Consideration”) shall be the amount specified in a notice delivered by the Company to the Investor in accordance with Article 2.15(a) of the Transaction Agreement, provided that such amount shall in no case exceed the Equity Commitment and shall be subject to downward adjustment as set forth in paragraph (d) below.  The Share Consideration (i) reflects the portion of the consideration payable by the Company for the PPPI Sale Business to be paid in kind in Shares in accordance with the Transaction Agreement and (ii) will be paid in kind by the transfer by the Investor of all or part of the PPPI Sale Business in accordance with the Transaction Agreement.

(c)                                  Price Per Share.  The price per Share (the “Price Per Share”) shall be an amount equal to 95% of the volume-weighted average of the per share prices of the Company’s Common Stock as reported on the New York Stock Exchange, Inc. (the

“NYSE”) composite transactions reporting system (as reported in the Eastern Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for ten consecutive trading days ending at the close of the trading day prior to the Closing Date (the “VWAP”).

(d)                                 If the number of shares of Common Stock calculated as set forth above exceeds 19.9% of the number of issued and outstanding shares of Common Stock of the Company immediately prior to such issuance, the Investor and the Company may mutually agree to reduce the Share Consideration to yield a number of shares of Common Stock, calculated in accordance with paragraph (a) above, constituting 19.9% of the number of shares of Common Stock of the Company immediately prior to such issuance.  Any reduction in the Share Consideration and number of shares by the Investor pursuant to this Section 2.02(d) shall not reduce the Initial Asset Consideration, Initial Share Consideration, Cross-Group Loan Purchase Price or Final Consideration (each as defined in the Transaction Agreement) or any other consideration or amount payable by the Company pursuant to the Transaction Agreement.

SECTION 2.03.                                              Closing.  Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to occur simultaneously with the Closing under the Transaction Agreement on the Closing Date; provided that the Closing shall occur no later than the Longstop Date.

SECTION 2.04.                                              Closing Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Investor:

(a)                          stock certificates evidencing the Shares registered in the name of the Investor (or such other Affiliate of the Investor as the Investor shall designate), which stock certificates may have a legend as provided in Section 5.06;

(b)                         executed counterpart of the Registration Rights Agreement;

(c)                          a cross-receipt for the Share Consideration in exchange for the Shares;

(d)                         evidence of the amendment to, termination or expiration of the Rights Agreement;

(e)                          a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company (the “Board”) evidencing its authorization of the execution and delivery of this Agreement, the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby;

(f)                            a certificate of good standing issued by the Secretary of State of the State of Missouri certifying that the Company has legal existence and is in good standing;

(g)                         a legal opinion from the Company’s counsel in a form and substance reasonably satisfactory to the Investor addressing the items identified in Exhibit B hereto; and

(h)                         a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 6.02(b).

SECTION 2.05.                                              Closing Deliveries by the Investor.  At the Closing, the Investor shall deliver or cause to be delivered to the Company:

(a)                          all Material Deliverables (as defined in the Transaction Agreement) with respect to the PPPI Sale Business in accordance with the Transaction Agreement as part of the Closing (as defined therein);

(b)                         executed counterpart of the Registration Rights Agreement;

(c)                          a cross-receipt for the Share Consideration in exchange for the Shares; and

(d)                         a true and complete copy, certified by the Secretary or an Assistant Secretary of the Investor, of the resolutions duly and validly adopted by the Board of Directors of the Investor evidencing its authorization of the execution and delivery of this Agreement, the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

As an inducement to the Investor to enter into this Agreement, the Company hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01.                                              Organization and Authority of the Company.

(a)                          The Company and each Material Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing in each other jurisdiction in which its properties are located or in which failure to qualify would materially and adversely affect the conduct of its business.

(b)                         The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement are within the Company’s corporate power and have been duly authorized by all necessary corporate action.

(c)                          This Agreement and upon its execution, the Registration Rights Agreement, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforceability may be limited by any Enforcement Limitation.

SECTION 3.02.                                              Capitalization; Ownership of Shares.

(a)                          The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).  As of May 8, 2009, 99,923,718 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.  Except for issuances in the ordinary course of business consistent with past practice pursuant to the Stock Incentive Plans, (i) since May 8, 2009, the Company has not issued or sold any shares of Common Stock and (ii) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Company or any Subsidiary to issue, sell or purchase any shares of Common Stock, or any other interest in, the Company.  There are no shares of Preferred Stock issued or outstanding, and none are reserved for issuance other than shares reserved for issuance pursuant to the Rights Agreement.

(b)                         The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and no approval of the Company’s stockholders is required under any Law or under the regulations and policies of any securities exchange in connection therewith. Upon the issuance and sale of the Shares, such Shares will (A) be duly authorized by all necessary corporate action on the part of the Company, (B) be validly issued, fully paid and nonassessable, and (C) not have been issued in violation of any preemptive or other similar right.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

SECTION 3.03.                                              No Conflict.  As of the date hereof (assuming that any applicable waiting period under the HSR Act has expired or been terminated) the execution and delivery of this Agreement and the Registration Rights Agreement by the Company do not, and as of the Closing Date the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company do not and will not contravene, or constitute a default under, any provision of applicable Law, any Material Contract or the certificate or articles of incorporation or by-laws of the Company, or any judgment, order, decree, agreement or instrument binding on the Company or its Assets.

SECTION 3.04.                                              Governmental and Stockholder Consents and Approvals.  Assuming that any applicable waiting period under the HSR Act has expired or been terminated, no approval, consent or authorization of or filing or registration with any Governmental Authority is necessary for the execution or delivery by the Company of this Agreement or the Registration Rights Agreement or for the performance by the Company of any of the terms or conditions hereof or thereof, except for such approvals, consents or authorizations (copies of which have been or will be delivered to the Investor) as have been obtained or will be obtained on or before the Closing Date.  As of the Closing Date all approvals, consents and authorizations of and all filings and registrations with any Governmental Authority necessary for the execution, delivery and performance by the Company of any of the terms or conditions of this Agreement or the Registration Rights Agreement will have been obtained or made and will be in full force and effect, other than such filings and registrations that the Registration Rights Agreement expressly contemplates will occur after the Closing Date.  No approval by the holders of any class or series of the Company’s capital stock is necessary for such execution, delivery or performance.

SECTION 3.05.                                              SEC Reports; Sarbanes-Oxley Act.

(a)                          Since January 1, 2008, the Company has timely filed all documents required to be filed with the SEC pursuant to Sections 13(a), 14(a) or 15(d) of the Exchange Act (the “SEC Reports”).  The SEC Reports, when they were filed with the SEC, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(b)                         Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries (except as may be indicated in such statements or the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (including, in each case, in any notes thereto, and subject, in the case of unaudited statements, to normal period-end adjustments).

(c)                          The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Subsidiaries or their accountants (including all means of access thereto and therefrom). The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date on which this representation is made or repeated, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that, individually or in the aggregate, could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(d)                         The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 3.06.                                              Litigation.  There are no Actions pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary by, in or before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.  Other than any liability disclosed in the SEC Reports, neither the Company nor any Subsidiary has any contingent liabilities which are material to the Company and its Subsidiaries taken as a whole.

SECTION 3.07.                                              Compliance with Laws; Permits.

(a)                          The Company and each of its Material Subsidiaries has conducted its businesses in compliance with all applicable Laws, except where (i) the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) the necessity of compliance, or the failure to comply, therewith is being contested in good faith by appropriate proceedings.

(b)                         The Company and each of its Material Subsidiaries have all permits, licenses,  authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Authorities that are required in order to carry on their businesses as presently conducted, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)                          Each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.  The Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and, to the Company’s knowledge, there is no material default or violation by any party to, any Benefit Plan.  No Action is pending or, to the Company’s knowledge, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course of business) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.

(d)                         The Company has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred liabilities which are due and payable aggregating in excess of $5,000,000 to a Benefit Plan under Title IV of ERISA.

SECTION 3.08.                                              Environmental Matters.  In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of such review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, will not have a Material Adverse Effect.

SECTION 3.09.                                              Taxes.  (i) All Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company and each of its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such

Tax Returns are or will be true and complete in all material respects; (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been or will be timely paid in full; (iii) all material deficiencies asserted or material assessments made as a result of examinations by the Internal Revenue Service or other tax authorities have been paid in full or (a) are being contested in good faith and (b) have been properly reflected in accordance with U.S. GAAP in the SEC Reports; (iv) no examination of any of the Tax Returns referred to in clause (i) are currently pending; (v) no outstanding waivers of statutes of limitation have been given with respect to any Taxes of the Company or any of its Subsidiaries; (vi) the Company will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing; (vii) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; (viii) the Company and its Subsidiaries have never been members of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Company was the common parent; and (ix) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

SECTION 3.10.                                              No Material Adverse Change.  Since March 31, 2009, and except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 or any Exchange Act filings made by the Company since December 31, 2008 and except as contemplated by the Transaction Agreement, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

SECTION 3.11.                                              Investment Company Act.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

SECTION 3.12.                                              Solvency.  The Company and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.13.                                              NYSE Listing.  The outstanding shares of Common Stock are listed on the NYSE and the Shares will, upon issuance, be listed on the NYSE.

SECTION 3.14.                                              Share Register.  At all material times, the register of ownership of the Shares of the Company is and will be situated in the United States.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE INVESTOR

As an inducement to the Company to enter into the Agreement, the Investor hereby represents and warrants to the Company as of the date hereof as follows:

SECTION 4.01.                                              Organization and Authority of the Investor.

(a)                          The Investor is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing in each other jurisdiction in which its properties are located or in which failure to qualify would materially and adversely affect the conduct of its business.

(b)                         The execution, delivery and performance by the Investor of this Agreement and the Registration Rights Agreement are within the Investor’s corporate power and have been duly authorized by all necessary corporate action.

(c)                          This Agreement and upon its execution, the Registration Rights Agreement, constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, except to the extent enforceability may be limited by any Enforcement Limitation.

SECTION 4.02.                                              No Conflict.  As of the date hereof (assuming that any applicable waiting period under the HSR Act has expired or been terminated) the execution and delivery of this Agreement and the Registration Rights Agreement by the Investor do not, and as of the Closing Date the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Investor do not and will not contravene, or constitute a default under, any provision of applicable Law, any Material Contract or the certificate or articles of incorporation or by-laws of the Investor, or any judgment, order, decree, agreement or instrument binding on the Investor or its Assets.

SECTION 4.03.                                              Governmental Consents and Approvals.  Assuming that any applicable waiting period under the HSR Act has expired or been terminated, no approval, consent or authorization of or filing or registration with any Governmental Authority or body is necessary for the execution, delivery or performance by the Investor of this Agreement or the Registration Rights Agreement or for the performance by the Investor of any of the terms or conditions hereof or thereof, except for such approvals, consents or authorizations (copies of which have been delivered to the Company) as have been obtained or will be obtained on or before the Closing Date.  As of the Closing Date all approvals, consents and authorizations of and all filings and representations with any

Governmental Authority necessary for the execution, delivery and performance by the Investor of any of the terms or conditions of this Agreement or the Registration Rights Agreement will have been obtained or made and will be in full force and effect.

SECTION 4.04.                                              Securities, Investment, Accredited Investor.

(a)                          The Investor acknowledges that the Shares have not been, and will not be, except pursuant to this Agreement and the Registration Rights Agreement, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain the legends restricting transfer set forth in Section 5.06 of this Agreement.

(b)                         The Investor is acquiring the Shares hereunder, solely for investment, solely for Investor’s own account and not with a view to, or for resale in connection with, any distribution (other than a transfer to an Affiliate in accordance with and subject to the requirements of Section 5.13 or distribution pursuant to an effective registration statement as contemplated by this Agreement and the Registration Rights Agreement) or other disposition thereof in violation of the Securities Act or any applicable state securities law.

(c)                          The Investor has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares. Investor is able to bear the economic risk and lack of liquidity inherent in holding the Shares.

(d)                         The Investor is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

(e)                          Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has had access to sufficient information regarding the Company and its business and condition to make an informed decision to purchase the Shares.

SECTION 4.05.                                              Investor’s Independent Investigation.  The Investor has had access to, and is relying exclusively on, such financial and other information (including the business, financial condition, prospects, creditworthiness, status and affairs of the Company) concerning the Company and the Shares including, without limitation, the information noted above, as it has deemed necessary in connection with its decision to take up the Shares, and its investment decision is based upon its own judgment, due diligence and analysis.  In connection with the foregoing, the Investor and its representatives acknowledge that they have received information containing “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act).  There are uncertainties inherent in those forward-looking statements, and the Investor is familiar with such uncertainties.

ARTICLE V

CERTAIN ADDITIONAL AGREEMENTS OF THE PARTIES

SECTION 5.01.               Conduct of Business Prior to the Closing.  The Company covenants and agrees that between the date hereof and the Closing, the Company shall, and shall cause each Subsidiary to, conduct its business in the ordinary course in all material respects.  The Company covenants and agrees that, between the date hereof and the Closing, without the prior written consent of the Investor, neither the Company nor any Subsidiary will:

(a)         adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents), except for the termination of the Rights Agreement in accordance with Section 5.16;

(b)        other than pursuant to the Transaction Agreement, acquire a material amount of assets from any other Person outside of the ordinary course of business or merge or consolidate with any other Person;

(c)         sell, lease, license, abandon, let lapse or otherwise dispose of any material assets or property or any Intellectual Property (whether or not material) except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

(d)        issue or sell any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, or any warrants, rights or options to acquire shares of Common Stock or enter into any transaction having an economic effect similar to that of a sale of shares of Common Stock other than (i) grants or sales of Common Stock, restricted stock units, or options to purchase Common Stock pursuant to the Stock Incentive Plans in the ordinary course of business consistent with past practice or in connection with any new hires consistent with past practice, (ii) shares of Common Stock issued upon exercise or vesting of employee stock options or restricted stock units that are outstanding at the date hereof or upon exercise or vesting of employee stock options or restricted stock units that are granted after the date hereof pursuant to the Stock Incentive Plans in the ordinary course of business consistent with past practice, (iii) shares of Common Stock issued upon conversion of any convertible securities outstanding as of the date hereof or (iv) shares of Common Stock issued pursuant to Section 5.11 of this Agreement;

(e)         (i) make or change any Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by Applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment, (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(f)         agree to take any of the actions specified in Sections 5.01(a)-(e), except as contemplated by this Agreement and the Registration Rights Agreement.

SECTION 5.02.               Access to Information.  From the date of this Agreement and through the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel, and shall cause its Subsidiaries and each of its Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, and representatives of the Investor reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company and each of its Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of the Company and of each of its Subsidiaries who have any knowledge relating to the Company, or any of its Subsidiaries and (b) furnish to the officers, employees, agents, accountants, counsel and representatives of the Investor such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, its Subsidiaries and their respective businesses as the Investor may from time to time reasonably request. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Investor if such disclosure would, in the Company’s reasonable discretion, (i) cause significant competitive harm to its business and the business of its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

SECTION 5.03.               Confidentiality.  All information furnished to a party or its advisor by a party or its advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

SECTION 5.04.               Further Action; HSR Notification.

(a)         The Investor shall use its reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated hereby and (ii) promptly making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement required under applicable Law.  Notwithstanding anything in this Agreement or the Transaction Agreement to the contrary, in no event will the Investor or its Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, or take any other action that, in the reasonable judgment of the Investor could be expected to limit the right of the Investor or its Affiliates to own or operate all or any portion of the businesses or assets it or its Affiliates will continue to own following the closing of the transactions contemplated by the Transaction Agreement.

(b)        Without limiting the generality of the foregoing, the Investor shall comply with the provisions of Article 4.5(b) of the Transaction Agreement as if such provisions applied in connection with the transactions contemplated both by the Transaction Agreement and by this Agreement.

(c)         The Company shall comply with the provisions of Article 4.5(a) of the Transaction Agreement as if such provisions applied in connection with the transactions contemplated both by the Transaction Agreement and by this Agreement.

SECTION 5.05.               Notice of Developments.  Prior to the Closing, the Company shall promptly notify the Investor in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company in this Agreement or which could have the effect of making any representation or warranty of the Company in this Agreement untrue or incorrect.

SECTION 5.06.               Legends.

(a)         Certificates for the Shares shall bear a legend in substantially the following form:

“NO SALE, OFFER TO SELL, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS THEN IN EFFECT OR PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS THE HOLDER OBTAINS AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH DISPOSITION MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE SHARE PURCHASE AGREEMENT DATED JULY 5, 2009 (THE “AGREEMENT”).  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE AGREEMENT.  ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THE AGREEMENT WILL BE NULL AND VOID.”

(b)        Any holder of Shares may request the Company to remove any or all of the legends described in this Section 5.06 from the certificates evidencing such Shares by submitting to the Company such certificates, together with evidence reasonably satisfactory to the Company to the effect that (i) such Shares are eligible for sale or have been sold pursuant to Rule 144 under the Securities Act or (ii) such legend or legends are no longer required under the Securities Act.

SECTION 5.07.               Lost, Stolen, Destroyed or Mutilated Securities.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares or another security of like tenor, as the case may be.

SECTION 5.08.               NYSE Listing.  The Company shall use its reasonable best efforts to cause the Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

SECTION 5.09.               Registration and Registered Offerings.

(a)         Subject to the provisions of the Registration Rights Agreement, the Company shall file an automatically effective WKSI Shelf Registration Statement on Form S-3 (the “Registration Statement”) covering the shares of Common Stock as soon as practicable but no later than 10 calendar days from the Closing, for resale by the Investor, subject only to the selling restrictions set forth in the Registration Rights Agreement and in Section 5.13 of this Agreement.  The Company shall pay the registration fees and the costs of providing customary comfort letters and opinions of the Company’s counsel.

(b)        In the event of any sale pursuant to the Registration Statement by means of an underwritten offering, the Investor shall select the lead book-running manager for such offering, and agrees that the Company shall have the right, if it so chooses, to name a joint active book-running manager reasonably acceptable to the Investor.  The Company and the Investor (acting reasonably and in consultation with the active book-running managers) shall identify and assign roles to other underwriters, allocate shares within the underwriting syndicate and allocate the elements of the underwriting spread.  Distribution of the offering shall be in the discretion of the active book-running manager or managers, except that the underwriters shall agree with the Company and the Investor to use reasonable efforts to place the shares in a broad distribution, subject to the Company’s consent to exceptions (not to be unreasonably withheld or delayed).  The Company shall pay or reimburse any underwriting discounts or commissions (except that the Company shall not be required to pay or reimburse any underwriting discounts or commissions allocated to any lead book-running manager selected by the Investor) and pay its own costs and expenses, including fees and expenses of its counsel and accountants.

(c)         After expiration of the Lock-Up Period (as defined below), the Investor shall have “piggy-back” resale rights in accordance with Section 2(g) of the Registration Rights Agreement.

SECTION 5.10.               Call Provision.  At any time and from time to time, during the Lock-Up Period (as defined below), the Company shall have the right, but not the obligation, to purchase from the Investor or its designee holding the Shares, and the Investor shall have the obligation, upon the exercise of such right, to procure the sale to the Company of up to such number of shares of Common Stock as may be purchased by application of the net proceeds to the Company from a primary offering or offerings (each a “Primary Offering”) of equity securities of the Company (the “Call Provision”); provided that (i) any issuance and sale of equity securities by the Company until the end of the Lock-Up Period shall be for cash and (ii) in connection with any such issuance and sale during the Lock-Up Period, the Company shall exercise the option set forth in this Section and immediately apply any cash received to repurchase shares from the Investor.  The purchase price per share shall be: (a) for any repurchase completed on or before the 45th calendar day following delivery of second quarter Transferred Business Quarterly Carve-out Accounts (as defined in the Transaction Agreement), the greater of (1) the Price Per Share (as may be equitably adjusted to reflect any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock after the Closing Date) or (2) the price per share (net of fees, commissions and expenses) realized by the Company in the Primary Offering; and (b) for any repurchase completed after the 45th calendar day following delivery of second quarter Transferred Business Quarterly Carve-out Accounts (as defined in the Transaction Agreement), the greater of (1) the VWAP (as may be equitably adjusted to reflect any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock after the Closing Date) or (2) the price per share (net of fees, commissions and expenses) realized by the Company in the Primary Offering.  For any Primary Offering, the Company shall determine the pricing and distribution, and underwriting discounts and commissions for the Primary Offering, and select any underwriters and otherwise exercise its sole business judgment with regard to the Primary Offering, and the Company shall not be subject to any duties, express or implied, in favor of the Investor in its conduct of the Primary Offering.  If the “Use of Proceeds” in the final prospectus or pricing supplement for the Primary Offering states (and the Company agrees for the benefit of the Investor) that the net proceeds will first be used to repurchase shares of Common Stock owned by the Investor before being applied to any other uses, in full at the purchase price per share specified above, and such net proceeds are so applied promptly upon receipt thereof by the Company, then the Investor’s pre-emptive rights provided in Section 5.12 below shall have no application to the Primary Offering.

SECTION 5.11.               Replacement Equity Financing.  The Company shall use its reasonable best efforts to obtain as soon as reasonably practicable replacement equity financing pursuant to this Section 5.11.  At any time prior to the Closing Date, the Company may issue and sell any securities for cash, provided that the net proceeds of the sale of any equity securities shall (a) be earmarked by the Company as funds designated for the Initial Asset Consideration, Initial Share Consideration, Cross-Group Loan Purchase Price or Final Consideration (each as defined in the Transaction Agreement) or any other consideration or amount payable to be paid by the Company pursuant to the Transaction Agreement and (b) reduce the Investor’s Equity Commitment hereunder on a dollar-for-dollar basis.

SECTION 5.12.               Rights to Purchase Additional Shares of Common Stock.

(a)           After Closing and until the date that the Investor and its Affiliates together cease to own at least 5% of the outstanding shares of Common Stock of the Company, in the event that the Company or any of its Subsidiaries proposes to issue or sell shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or any warrants, rights or options to acquire shares of Common Stock, or to enter into any transaction having an economic effect similar to that of a sale of shares of Common Stock, in any such case at a price per share (or implied price per share) lower than the VWAP (as may be equitably adjusted to reflect any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock after the date hereof) (the “New Securities”), the Investor or its designee holding the Shares shall have the right to purchase from the Company, in accordance with paragraph (b) below, a number of New Securities such that, after giving effect to the proposed issuance and sale of New Securities, and any conversion, exchange or exercise thereof including New Securities issued and sold pursuant to this Section 5.12, the Investor and its Affiliates together would own the same percentage of the issued and outstanding shares of Common Stock as it owned prior to such issuances and sales; provided that the Investor may not exercise such right to purchase the New Securities in any such offering in which the “Use of Proceeds” in the final prospectus or pricing supplement states (and the Company agrees for the benefit of the Investor) that the net proceeds to the Company shall first be used in full to repurchase shares of Common Stock pursuant to the Call Provision in Section 5.10 above, before being applied to any other uses, and such net proceeds are so applied promptly upon receipt thereof by the Company; provided, further, that the Investor may only exercise such right to purchase the New Securities to the extent that such purchases do not require any approval or authorization from the Company’s shareholders at the time of such purchase.  The rights of the Investor under this Section 5.12(a) shall terminate if unexercised within the timeframe referred to in the Notice of Issuance.

(b)           In the event the Company proposes to issue or sell New Securities for cash, (excluding any issuance or sale pursuant to the Stock Incentive Plans or any Benefit Plan), the Company shall give the Investor as much prior written notice as is reasonably practicable considering the circumstances of the proposed offering of New Securities, but in no case less than 10 Business Days, of its intention to issue or sell such New Securities, including the price per share of Common Stock reflected in the price of the New Securities or the proposed ranges of prices per share of Common Stock reflected in the price of the New Securities, the proposed date of issuance or sale of the New Securities, the time by which the Investor must notify the Company that it intends to exercise its right to acquire any New Securities pursuant to Section 5.12(a) and all other material terms and conditions of such issuance or sale (the “Notice of Issuance”). The Company shall offer any such New Securities to the Investor on the most favorable terms offered to any other purchaser (it being understood that, in the case of a public offering, the purchase price shall be the public offering price and not the price paid by any underwriter).  The Investor shall, prior to the time specified in the Notice of Issuance, agree to purchase all or a portion of the New Securities it is entitled to purchase pursuant to Section 5.12(a) above, for cash and otherwise upon the terms specified in the Notice of Issuance, by giving written notice to the Company, and stating therein its agreement to purchase New Securities and the quantity of New Securities to be purchased by the Investor.  Any shares of Common Stock purchased in accordance with this Section 5.12 shall be considered Shares for all purposes of this Agreement.

SECTION 5.13.               Lock-Up.  The Investor will not, during the period ending 180 days after the date of issuance of the Shares (the “Lock-Up Period”), except in connection with a merger, business combination, tender or exchange offer, recapitalization, reorganization, asset purchase or other extraordinary transaction that the Investor has not initiated, or in connection with the Call Provision described in Section 5.10 above, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Shares, or any securities convertible into or exercisable or exchangeable for the Shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Shares or such other securities, in cash or otherwise; provided that nothing in the foregoing shall prohibit the Investor from transferring the Shares to any Affiliate where the Investor and such Affiliate each agree to be bound by the covenants applicable to the Investor in this Agreement and provided further, that any such Affiliate shall make for the benefit of the Company the representation and warranty set forth in Section 4.04.  In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration of transfer of the securities described herein are hereby authorized to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

SECTION 5.14.               Standstill.  Until the earlier of (i) 18 months from the Closing Date or (ii) the date the Investor ceases to own at least 5% of the outstanding shares of the Common Stock of the Company, the Investor shall not, and shall be responsible for ensuring that each member of the Seller Group (as defined in the

Transaction Agreement) shall not, directly or indirectly, without the Company’s consent, (i) acquire (other than pursuant to Section 5.12 above or pursuant to any stock dividend, stock split, reclassification or similar transaction initiated by the Company) any additional voting securities of the Company (including any derivative security thereof); (ii) form or participate in any “group” with respect to any voting securities of the Company; (iii) engage or otherwise participate in any proxy solicitation with respect to the Company or propose a nominee for director of the Company pursuant to SEC Rule 14a-11 before January 1, 2011; (iv) seek to influence or control in any manner whatsoever (other than by voting of the shares owned by the Investor or withholding of such votes), alone or in concert with others, the management, board or policies of the Company; (v) initiate any merger, tender or exchange offer, business combination, recapitalization, reorganization, asset purchase or other similar extraordinary transaction involving the Company or any material part of its securities, assets or properties; (vi) seek to call a special meeting of the Company’s shareholders; or (vii) publicly disclose any proposal, offer, intention, plan or arrangement inconsistent with the foregoing; provided that nothing in the foregoing shall prohibit the Investor from participating (by selling its shares or voting in favor of such transaction) in a merger, business combination, tender or exchange offer, recapitalization, reorganization, asset purchase or other extraordinary transaction that it has not initiated or proposed, other than any proposal made privately to the Company provided such transaction is endorsed by the Company.

SECTION 5.15.               Transfer Restrictions.  Unless the express terms of this Agreement provide otherwise, the Shares of Common Stock will be subject to transfer restrictions only as required for compliance with applicable securities laws.

SECTION 5.16.               Termination of Rights Agreement.  The Company shall cause the termination of the Rights Agreement on or before the date that is five Business Days after the date hereof and shall not replace the Rights Agreement with any successor rights agreement without providing (i) that rights exercisable pursuant to such successor rights agreement will not be triggered as a result of the transactions contemplated by this Agreement and (ii) the Shares to be delivered at Closing or in connection with the exercise of the Investor’s right to purchase additional shares of Common Stock pursuant to Section 5.12 shall not be considered for purposes of determining whether the Investor or any of its Affiliates shall be an “Acquiring Person” (or acquirer with equivalent status) thereunder.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01.               Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                          Closing Deliveries.  The items specified in Section 2.05(a) shall have been delivered to the Company;

(b)                         Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated; and

(c)                          Issuance Amount.  The number of shares to be acquired by the Investor, taking into account any reduction of the Share Consideration as agreed by the Parties pursuant to Section 2.02(d), may not exceed 19.9% of the number of shares of the Common Stock of the Company immediately prior to such issuance.

SECTION 6.02.                                              Conditions to Obligations of the Investor.  The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                          Closing Deliveries.  The documents specified in Section 2.04 shall have been delivered to the Investor;

(b)                         Representations, Warranties and Covenants.  (i) all representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement; (ii) additionally, the representations and warranties that are set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.11, 3.12, 3.13 and 3.14 shall be true and correct as of the Closing Date, except to the extent that such representations or warranties are made as of another date, in which case such representations or warranties shall be true and correct as of such date; and (iii) the covenants and agreements contained in this Agreement to be complied with by the Company at or before the Closing shall have been complied with in all material respects;

(c)                          [Intentionally omitted.]

(d)                         Transaction Agreement.  (i) The Transaction Agreement shall have been executed by all parties thereto and shall be in effect, (ii) all conditions to completion of the transactions as contemplated by the Transaction Agreement shall be satisfied or waived (if applicable) in accordance with the Transaction Agreement, (iii) there shall be no breach under the Transaction Agreement by the Company and (iv) the transactions contemplated by the Transaction Agreement shall occur concurrently with the Closing as defined in the Transaction Agreement;

(e)                          Consents.  All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby (including, without limitation, the expiry or termination of any applicable waiting period under the HSR Act) shall have been obtained (without the imposition of any costs or conditions that are not acceptable to the Investor) and shall remain in effect, and no Law or Governmental Order (whether temporary, preliminary or permanent) shall be in effect that makes the transactions contemplated by this Agreement or the Registration Rights Agreement illegal or otherwise restrains, prevents or imposes materially adverse conditions upon the consummation of such transactions;

(f)                            Debt Financing.  The Company shall have entered into an agreement or agreements for additional debt financing in an amount totaling at least $1 billion and (i) all conditions precedent to such debt financing agreement or agreements other than the Closing shall be satisfied or waived (if applicable) in accordance with such agreement or agreements, (ii) there shall be no breach under such agreement or agreements by the Company and (iii) the amounts totaling at least $1 billion shall be drawn by the Company concurrently with the Closing;

(g)                         Issuance Amount.  The number of shares to be acquired by the Investor, taking into account any reduction of the Share Consideration as agreed by the Parties pursuant to Section 2.02(d), may not exceed 19.9% of the number of shares of the Common Stock of the Company immediately prior to such issuance; and

(h)                         Authorization for Listing.  The Shares shall have been authorized for listing on the NYSE upon notice of issuance.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01.                                              Survival of Representations, Warranties, Covenants and Agreements.

(a)                          The representations and warranties of the Company contained in this Agreement shall survive the Closing and expire on the date that is 4 months after the first completed calendar year following the Closing; provided that the representations contained in Section 3.08 shall survive the Closing and expire on the date that is 8 years after the Closing Date, the representation contained in Section 3.09 shall survive the Closing and expire with the expiration of the relevant statutory limitation in relation to the matters giving rise to any claim arising out of or resulting from a breach of any such representation, and the representations contained in Sections 3.01, 3.02, 3.03, 3.04 and 3.05 shall survive indefinitely.  Notwithstanding the foregoing, no claim shall be made under the representations and warranties of the Company contained in this Agreement after the expiration of the relevant statutory limitation in relation to the matters giving rise to any claim.

(b)                         All covenants and agreements contained in this Agreement shall survive in accordance with their terms, except for the covenants and agreements that are required to be performed prior to the Closing, which shall terminate at the Closing.

SECTION 7.02.                                              Indemnification by the Company.  The Investor and its Affiliates, officers, directors, employees, agents, successors and assigns (each, an

“Investor Indemnified Party”) shall be indemnified and held harmless by the Company on an after-tax basis for and against all losses, damages, liabilities, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them without duplication of any other recovery (hereinafter, a “Loss”), arising out of or resulting from: (i) the breach of any representation or warranty made by the Company contained in this Agreement; (ii) the breach of any covenant or agreement by the Company contained in this Agreement; or (iii) any untrue or alleged untrue statement of a material fact contained in any prospectus or other document used in connection with any sale of shares of Common Stock by or on behalf of the Investor or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by the Investor or any underwriter or other distributor selected by the Investor expressly for use therein.

SECTION 7.03.                                              Indemnification by the Investor.  The Company and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Company Indemnified Party”) shall be indemnified and held harmless by the Investor on an after-tax basis for and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Investor contained in this Agreement; or (ii) the breach of any covenant or agreement by the Investor contained in this Agreement; or (iii) any untrue or alleged untrue statement of a material fact contained in any prospectus or other document used in connection with any sale of shares of Common Stock by or on behalf of the Investor or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and made in reliance and in conformity with information furnished in writing to the Company by Investor expressly for use therein.

SECTION 7.04.                                              Limits on Indemnification.

(a)                          No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 7.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b)                         For all purposes of this Article VII, (i) “Losses” shall be net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) the payment in respect of Losses shall be treated, to the extent possible, as an adjustment to the Share Consideration.

SECTION 7.05.                                              Notice of Loss; Third Party Claims.

(a)                          An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)                         If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VII, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that such failure adversely affects the ability of the Indemnifying Party to defend such Third Party Claim. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate with separate counsel or (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim (subject to the next sentence) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 7.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.  Neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.

SECTION 7.06.                                              Remedies.  The Investor and the Company acknowledge and agree that (a) following the Closing, except for fraud, the indemnification provisions of Section 7.02 and Section 7.03 shall be the sole and exclusive remedies of the Investor and the Company for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and (b) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Investor or the Company, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

SECTION 7.07.                                              Subrogation.  After any indemnification payment is made to any Indemnified Party pursuant to this Article VII, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights, if any, of the Indemnified Party against any third party in connection with the Losses to which such payment relates.  Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.  In any case where an Indemnified Party recovers from a third party any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to this Article VII, such Indemnified Party shall promptly pay over to the Indemnifying Party an amount equal to (a) the amount so recovered (after deducting therefrom the amount of expenses incurred by the Indemnified Party in procuring such recovery), minus (b) the excess, if any, of (i) the amount of the Loss over (ii) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.                                              Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                          by either the Investor or the Company in the event that the Transaction Agreement has been terminated; or

(b)                         by the mutual written consent of the Company and the Investor.

SECTION 8.02.                                              Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void except for Section 5.03, this Section 8.02 and Article IX and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 9.01 and (b) that nothing herein shall relieve either party from liability for any material breach of this Agreement occurring prior to such termination.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.                                              Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02.                                              Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)                          if to the Company:

Bemis Company, Inc.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669

Fax: 920-527-5040

Attn:  General Counsel

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Fax: 612-766-1600

Attn:  James Nicholson

(b)                         if to the Investor:

Pechiney Plastic Packaging, Inc.

c/- Rio Tinto plc

2 Eastbourne Terrace

London

W2 6LG

United Kingdom

Attention: The Treasurer

Facsimile: +44 (0)20 7781 1800

with a copy to:

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

U.K.

Attention: Tim Emmerson and George White

Facsimile: +44 (0)20 7959 8950

SECTION 9.03.                                              Public Announcements.  Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 9.04.                                              Severability.  Each of the provisions of this Agreement and the Registration Rights Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall endeavor on a commercially reasonable basis to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

SECTION 9.05.                                              Entire Agreement.  This Agreement, the Registration Rights Agreement, the Transaction Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Investor with respect to the subject matter hereof and thereof.

SECTION 9.06.                                              Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company or the

Investor (which consent may be granted or withheld in the sole discretion of the Company or the Investor), as the case may be, except in the case of an assignment by the Investor to one or more of its Affiliates where the Investor and such Affiliate or Affiliates each agree to be bound by the covenants applicable to the Investor in this Agreement.

SECTION 9.07.                                              Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and the Investor or (b) by a waiver in accordance with Section 9.08.

SECTION 9.08.                                              Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any such rights.

SECTION 9.09.                                              Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, other than the provisions of Article VII relating to Indemnified Parties, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.10.                                              Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 9.11.                                              Specific Performance.  Each of the parties hereto agrees that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.

SECTION 9.12.                                              Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any United States federal court sitting in the State of Delaware; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.13.                                              Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

SECTION 9.14.                                              Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or other electronic means) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Bemis Company, Inc.

By:
Name:
Title:

Pechiney Plastic Packaging, Inc.

By:
Name:
Title:

Signature Page to Share Purchase Agreement

Exhibit A

Registration Rights Agreement

A-1

Exhibit B

Substance of Legal Opinion from the Company’s Counsel

1.                                       The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Missouri.

2.                                       The Share Purchase Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company.

3.                                       The Shares, when issued, will be duly authorized and validly issued, fully paid and nonassessable and not subject to any pre-emptive rights.

4.                                       The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company do not and will not contravene, or constitute a default under, any provision of applicable Law, any Material Contract or the certificate or articles of incorporation or by-laws of the Company, or any judgment, order, decree, agreement or instrument binding on the Company or its Assets.

5.                                       All regulatory consents, authorizations, approvals and filings required to be obtained or made by the Company on or prior to the date hereof under the Federal laws of the United States and the laws of the State of Missouri for the issuance, sale and delivery of the Shares by the Company to the Investor in accordance with the Share Purchase Agreement have been obtained or made.

6.                                       The Company is not now, and after giving effect to the Share Purchase Agreement and the Transaction Agreement would not be, on the date hereof required to register as an “investment company” under the Investment Company Act of 1940, as amended.

B-1